Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Allergan plc of our reports dated May 30, 2014, relating to the consolidated financial statements of Forest Laboratories, Inc., the effectiveness of Forest Laboratories, Inc.’s internal control over financial reporting, and schedule of Forest Laboratories, Inc. appearing in Forest Laboratories, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2014.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

New York, New York

July 17, 2015